SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 33)*

                             Icahn Enterprises L.P.
                                (Name of Issuer)

            Depositary Units Representing Limited Partner Interests
                         (Title of Class of Securities)

                                  029169 10 9
                                 (CUSIP Number)

                                Keith Schaitkin
                                General Counsel
                             Icahn Associates Corp.
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4300
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                January 30, 2012
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Barberry Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)      / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      3,253,768

8   SHARED VOTING POWER
      8,288,451

9   SOLE DISPOSITIVE POWER
      3,253,768

10  SHARED DISPOSITIVE POWER
      8,288,451

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,542,219

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      11.64%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Caboose Holding LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)     / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      3,249,603

8   SHARED VOTING POWER
      0

9   SOLE DISPOSITIVE POWER
      3,249,603

10  SHARED DISPOSITIVE POWER
      0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,249,603

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.28%

14  TYPE OF REPORTING PERSON
      OO

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1   NAME  OF  REPORTING  PERSON
      CCI  Offshore  LLC

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) /x/
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      2,006,472

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      2,006,472

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      2,006,472

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      2.02%

14  TYPE  OF  REPORTING  PERSON
      OO

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1   NAME  OF  REPORTING  PERSON
      CCI  Onshore  LLC

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) /x/
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      15,949,763

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      15,949,763

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      15,949,763

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      16.08%

14  TYPE  OF  REPORTING  PERSON
      OO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Gascon Partners

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)      / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      13,980,777

8   SHARED VOTING POWER
      0

9   SOLE DISPOSITIVE POWER
      13,980,777

10  SHARED DISPOSITIVE POWER
      0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      13,980,777

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      14.10%

14  TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1   NAME  OF  REPORTING  PERSON
      High  Coast  Limited  Partnership

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) /x/
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5   CHECK  BOX  IF  DISCLOSURE  OF  LEGAL  PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS  2(d)  or  2(e)      /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      36,454,899

8   SHARED  VOTING  POWER
      15,949,763

9   SOLE  DISPOSITIVE  POWER
      36,454,899

10  SHARED  DISPOSITIVE  POWER
      15,949,763

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      52,404,662

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      52.85%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Highcrest Investors Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)      / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      7,628,802

8   SHARED VOTING POWER
      2,622,745

9   SOLE DISPOSITIVE POWER
      7,628,802

10  SHARED DISPOSITIVE POWER
      2,622,745

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,628,802

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      7.69%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1   NAME  OF  REPORTING  PERSON
      Icahn  Management  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) /x/
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      4,009,413

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      4,009,413

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      4,009,413

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      4.04%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1   NAME  OF  REPORTING  PERSON
      Modal  LLC

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) /x/
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      661,501

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      661,501

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      661,501

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.67%

14  TYPE  OF  REPORTING  PERSON
      OO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Thornwood Associates Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)     / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      5,038,848

8   SHARED VOTING POWER
      0

9   SOLE DISPOSITIVE POWER
      5,038,848

10  SHARED DISPOSITIVE POWER
      0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,038,848

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.08%

14  TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Buffalo Investors Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)      / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      7,628,802

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      7,628,802

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,628,802

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      7.69%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Starfire Holding Corporation

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)      / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      7,628,802

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      7,628,802

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,628,802

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      7.69%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1   NAME  OF  REPORTING  PERSON
      Odysseus  Holding  Corp.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) /x/
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      2,006,472

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      2,006,472

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      2,006,472

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      2.02%

14  TYPE  OF  REPORTING  PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Little Meadow Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)     / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      66,385,439

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      66,385,439

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      66,385,439

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      66.95%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      CCI Manager LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)      / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      4,009,413

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      4,009,413

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,009,413

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.04%

14  TYPE OF REPORTING PERSON
      OO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Carl C. Icahn

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)     / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      92,233,846

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      92,233,846

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      92,233,846

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      93.01%

14  TYPE OF REPORTING PERSON
      IN

                        SCHEDULE 13D - Amendment No. 32

Item 1. Security and Issuer

     The Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") on September 24, 1990, as previously amended (the "Initial 13D"), is hereby further amended to furnish the additional information set forth in this Amendment No. 33 to the Initial 13D. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D. This filing relates to the depositary units of the Issuer, Icahn Enterprises L.P., a Delaware Limited Partnership (the "Depositary Units"). The address of the principal executive office of the Issuer is 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Item 4. Purpose of Transaction

     Item 4 of the Initial 13D is hereby amended by the addition of the following:

     On January 20, 2012, the Reporting Persons acquired 12,583,829 Depositary Units, at a price per Depositary Unit of $36.7933, upon exercise of basic subscription rights allocated to the Reporting Persons in the rights offering conducted by the Issuer, which expired on January 20, 2012 (the "Rights Offering"). On January 30, 2012, the Reporting Persons acquired 411,755 Depositary Units, at a price per Depositary Unit of $36.7933, upon exercise of over-subscription rights allocated to the Reporting Persons in the Rights Offering.

Item 5. Interest in Securities of the Issuer

     Items 5(a) and 5(b) of the Initial 13D are hereby amended and restated as follows:

     (a) After taking the transactions described in Item 4 into account, the Reporting Persons may be deemed to beneficially own, in the aggregate, 92,233,846 Depositary Units, representing approximately 93.01% of the Issuer's outstanding Depositary Units (based upon: (i) the 85,571,714 Depositary Units stated to be outstanding as of November 1, 2011 by the Issuer in the Issuer's Form 10-Q filing filed with the Securities and Exchange Commission on November 2, 2011; and (ii) the 13,590,238 Depositary Units issued in connection with the Rights Offering).

     (b) Barberry has sole voting power and sole dispositive power with respect to 3,253,768 Depositary Units, representing approximately 3.28% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, Mr. Icahn (by virtue of his relationship to Barberry) may be deemed to indirectly beneficially own the Depositary Units which Barberry owns. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

     Caboose has sole voting power and sole dispositive power with respect to 3,249,603 Depositary Units, representing approximately 3.28% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Barberry and Mr. Icahn (by virtue of their relationships to Caboose) may be deemed to indirectly beneficially own the Depositary Units which Caboose owns. Each of Barberry and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

     CCI Offshore has sole voting power and sole dispositive power with respect to 2,006,472 Depositary Units, representing approximately 2.02% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Odysseus and Mr. Icahn (by virtue of their relationships to CCI Offshore) may be deemed to indirectly beneficially own the Depositary Units which CCI Offshore owns. Each of Odysseus and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

     CCI Onshore has sole voting power and sole dispositive power with respect to 15,949,763 Depositary Units, representing approximately 16.08% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of High Coast, Little Meadow and Mr. Icahn (by virtue of their relationships to CCI Onshore) may be deemed to indirectly beneficially own the Depositary Units which CCI Onshore owns. Each of High Coast, Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

     Gascon has sole voting power and sole dispositive power with respect to 13,980,777 Depositary Units, representing approximately 14.10% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Little Meadow and Mr. Icahn (by virtue of their relationships to Gascon) may be deemed to indirectly beneficially own the Depositary Units which Gascon owns. Each of Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

     High Coast has sole voting power and sole dispositive power with respect to 36,454,899 Depositary Units, representing approximately 36.76% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Little Meadow and Mr. Icahn (by virtue of their relationships to High Coast) may be deemed to indirectly beneficially own the Depositary Units which High Coast owns. Each of Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

     Highcrest has sole voting power and sole dispositive power with respect to 7,628,802 Depositary Units, representing approximately 7.69% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Buffalo, Starfire and Mr. Icahn (by virtue of their relationships to Highcrest) may be deemed to indirectly beneficially own the Depositary Units which Highcrest owns. Each of Buffalo, Starfire and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

     Icahn Management has sole voting power and sole dispositive power with respect to 4,009,413 Depositary Units, representing approximately 4.04% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the
Exchange Act, each of CCI Manager and Mr. Icahn (by virtue of their relationships to Icahn Management) may be deemed to indirectly beneficially own the Depositary Units which Icahn Management owns. Each of CCI Manager and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

     Modal has sole voting power and sole dispositive power with respect to 661,501 Depositary Units, representing approximately 0.67% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, Mr. Icahn (by virtue of his relationship to Modal) may be deemed to indirectly beneficially own the Depositary Units which Modal owns. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

     Thornwood has sole voting power and sole dispositive power with respect to 5,038,848 Depositary Units, representing approximately 5.08% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Barberry and Mr. Icahn (by virtue of their relationships to Thornwood) may be deemed to indirectly beneficially own the Depositary Units which Thornwood owns. Each of Barberry and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

     Item  5(c)  of  the  Initial  13D  is  hereby amended to add the following:

     The information set forth in Item 4 above is incorporated herein by reference.

                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13D concerning the depositary units representing limited partner interests in Icahn Enterprises L.P., a Delaware limited partnership, is true, complete and correct.

Dated: January 31, 2012

BARBERRY CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: Authorized Signatory

BUFFALO INVESTORS CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: President and Treasurer

CABOOSE  HOLDING  LLC

By: /s/ Keith Cozza
    ---------------
   Name: Keith Cozza
   Title:  Treasurer

CCI  MANAGER  LLC

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory

CCI  OFFSHORE  LLC
By:  Odysseus  Holding  Corp.,  its  sole  member

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory

CCI  ONSHORE  LLC
By:  High  Coast  Limited  Partnership,  its  sole  member
By:  Little  Meadow  Corp.,  its  general  partner

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory

GASCON PARTNERS
By: Little Meadow Corp.
Its: Managing General Partner

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title:  Authorized  Signatory

HIGH COAST LIMITED PARTNERSHIP
By: Little Meadow Corp.
Its: General Partner

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: Authorized Signatory

HIGHCREST INVESTORS CORP.

By: /s/ Keith Cozza
    ---------------
    Name: Keith Cozza
    Title: Vice President

ICAHN  MANAGEMENT  LP

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title: Authorized Signatory

LITTLE MEADOW CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: Authorized Signatory

MODAL  LLC

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name: Edward E. Mattner
     Title: Vice President

ODYSSEUS HOLDING CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: Authorized Signatory

STARFIRE HOLDING CORPORATION

By: /s/ Keith Cozza
    ---------------
    Name: Keith Cozza
    Title: Authorized Signatory

THORNWOOD ASSOCIATES LIMITED PARTNERSHIP
By:  Barberry  Corp.,  its  general  partner

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: Authorized Signatory




/s/ Carl C. Icahn
-----------------
CARL C. ICAHN




    [Signature Page for Amendment No. 33 to Icahn Enterprises Schedule 13D]